Exhibit 99.1

STRATUM HOLDINGS, INC.

Three Riverway, Suite 1500

Houston, Texas 77056

(713) 479-7000

Fax (713) 975-6271

Contact:

D. Hughes Watler, Jr.                                                                                                                          OTC: STTH.OB

Chief Financial Officer

(713) 479-7000

www.stratum-holdings.com

STRATUM HOLDINGS ANNOUNCES SALE OF

PETROLEUM ENGINEERS, INC.

Houston, Texas — March 12, 2008.  Stratum Holdings, Inc. today announced that it has completed the sale of its domestic Energy Services subsidiary, Petroleum Engineers, Inc. (“PEI”) to an affiliate of Houston-based Hamilton Engineering, Inc. (“Hamilton”) for a total sales price of $15.0 million.  Pursuant to the terms of the Securities Purchase Agreement for the sale of PEI, Stratum granted Hamilton a three month option, at Hamilton’s sole discretion, to acquire the outstanding capital stock of its Canadian Energy Services subsidiary, Decca Consulting, Ltd., for $4.25 million. The sale of PEI and Decca was approved by Stratum’s stockholders at a Special Meeting held on February 21, 2008.  Stratum applied the proceeds from the sale of PEI to repay debt and other accrued obligations, including the outstanding indebtedness of PEI under a revolving bank credit agreement in the amount of $3.2 million and secured and unsecured debt and other liabilities in the aggregate amount of $4.5 million.   Stratum expects to report a pre-tax gain from the sale of PEI in the first quarter of 2008.

As a result of this sale, Stratum exited from the domestic portion of its Energy Services segment and granted an option to Hamilton to purchase the Canadian portion of its Energy Services segment.  Stratum’s remaining Exploration & Production segment owns working interests through its wholly-owned subsidiaries, CYMRI, L.L.C. and Triumph Energy, Inc., in approximately 62 operated and non-operated oil and gas wells in South Texas and South Louisiana, with net production of approximately 1,000 Mcf equivalent per day.

Prior to October 26, 2007, Stratum also conducted operations in a third segment, Construction Staffing, via a wholly-owned subsidiary, Tradestar Construction Services, Inc. (“Tradestar Construction”).  In that business, the Company provided pre-screened, skilled construction employees to major, non-union contractors in the Southwestern U.S.  On that date, the Company sold substantially all of the assets of Tradestar Construction to a private construction staffing company for a sales price of $3.2 million, plus a working capital adjustment, and exited from the Construction Staffing segment.

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Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, and the timing and number of additional acquisitions made by Stratum. Forward-looking statements are based on currently available information, and Stratum assumes no obligation to update any such statements.  A list of additional risk factors can be found in Stratum’s annual report on Form 10-KSB for the year ended December 31, 2006 filed with the US Securities and Exchange Commission.